EXHIBIT 21.1

                           Subsidiaries of the Company


Name of Subsidiary                       Jurisdiction               Ownership
------------------                       ------------               ---------

uWink California, Inc.                     Delaware                     100%
uWink Franchise Corporation                Delaware                    100%*

*Ownership is indirect. uWink Franchise Corporation is a wholly-owned subsidiary of uWink California, Inc.